    Exhibit 5.2

April 29, 2021
Genocea Biosciences, Inc.
Cambridge Discovery Park
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission, the base prospectus dated the date hereof (the “Base Prospectus”) and the prospectus supplement dated the date hereof related to the offering by Genocea Biosciences, Inc., a Delaware corporation (the “Company”), of up to $35,808,111 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (collectively with the Base Prospectus, the “Prospectus”). We understand that the Shares will be sold pursuant to a Sales Agreement, dated March 2, 2015, and amended March 8, 2015, by and between the Company and Cowen and Company LLC (the “Agreement”) as described in the Prospectus.
We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined such documents, records and certificates and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and sold in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP